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Exhibit 99(2)

        The Executive Officers and Directors of McCarthy Group, Inc. are as follows:

	Name and Address	Business Information	Citizenship
(1)	Michael R. McCarthy 1125 South 103rd Street Suite 450 Omaha, NE 68124	Chairman and Director, McCarthy Group, Inc. 1125 South 103rd Street Suite 450 Omaha, NE 68124	U.S.
Business: See Item 2 of Schedule 13D
(2)	Richard L. Jarvis 1125 South 103rd Street Suite 450 Omaha, NE 68124	Vice Chairman and Chief Investment Officer, McCarthy Group, Inc. and Chairman, McCarthy Group Asset Management, Inc.	U.S.
(See (1) above for business information)
(3)	John T. Reed 1125 South 103rd Street Suite 450 Omaha, NE 68124	Director McCarthy Group, Inc. (See (1) above for business information)	U.S.
(4)	Margaret L. Doyle 1125 South 103rd Street Suite 450 Omaha, NE 68124	Secretary and Chief Financial Officer, McCarthy Group, Inc. (See (1) above for business information)	U.S.
(5)	John Gottschalk Omaha World-Herald World-Herald Square 1334 Dodge Street Omaha, NE 68102	Director, McCarthy Group, Inc. and Chairman and CEO, Omaha World-Herald Company 14th & Dodge Street Omaha, NE 68102	U.S.
Business: Publishing and related industries
(6)	Robert D. Bates Jefferson Pilot Corporation 8801 Indian Hills Drive Omaha, NE 68114	Director, McCarthy Group, Inc. President-Benefit Partners Jefferson Pilot Corporation 8801 Indian Hills Drive Omaha, NE 68114	U.S.
Business: Insurance and financial services
(7)	Gerald H. Timmerman Box 367 Springfield, NE 68059	Director, McCarthy Group, Inc. President Timmerman & Sons Feeding Co., Inc. Box 367 Springfield, NE 68059	U.S.
Business: Cattle feeding and ranching

(8)	Howard L. Hawks 1044 North 115th Street Suite 400 Omaha, NE 68154	Director, McCarthy Group, Inc. Chairman and CEO, Tenaska, Inc. 1044 North 115th Street Suite 400 Omaha, NE 68154	U.S.
Business: Power development and marketing and related businesses
(9)	Steven W. Selinep 13906 Gold Circle Suite 210 Omaha, NE 68144	Director, McCarthy Group, Inc. Vice Chairman, Waitt Media, Inc. 13906 Gold Circle Suite 210 Omaha, NE 68144	U.S.
Business: Radio and television broadcasting, advertising and related businesses

        To the knowledge of MGI, Fulcrum, BalCo, Bradford, O'Brien and Schmidt, the persons identified on this Exhibit 99(2) do not own, beneficially, or otherwise, or have an interest in the Common Stock, and no such individual has acquired any such interest in connection with the transaction which requires the filing of this Statement. Therefore, Items 3 through 6 of Schedule 13D are not applicable with respect to such individuals.

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  Exhibit 99(2)